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                                                               Page 1 of 7 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. 2)(1)


                                 NANOGEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0006300751
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       /X/    Rule 13d-1(d)

----------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 0006300751                   13G                     Page 2 of 7 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           KLEINER PERKINS CAUFIELD & BYERS VI, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI") 94-3157816

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0

     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                               0
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           7    SOLE DISPOSITIVE POWER                            0
    REPORTING
   PERSON WITH        ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                          0

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                                  0
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   0%

--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 0006300751                   13G                     Page 3 of 7 Pages
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
              ("KPCB VI ASSOCIATES") 94-3158010
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /  (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER                                 0
     NUMBER OF        ----------------------------------------------------------
      SHARES          6    SHARED VOTING POWER                               0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         7    SOLE DISPOSITIVE POWER                            0
       EACH           ----------------------------------------------------------
    REPORTING         8    SHARED DISPOSITIVE POWER                          0
   PERSON WITH
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                                  0
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /

--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   0%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 0006300751                   13G                     Page 4 of 7 Pages
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              BROOK H. BYERS
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /   (b) /X/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
                           36,070 shares of which 26,518 shares are held
                           directly and 9,552 shares are held by trusts of which
                           Mr. Byers is the trustee. Mr. Byers disclaims
                           beneficial ownership of the shares held by the
                           trusts.
    NUMBER OF        ----------------------------------------------------------
     SHARES           6    SHARED VOTING POWER                               0
  BENEFICIALLY       ----------------------------------------------------------
    OWNED BY          7    SOLE DISPOSITIVE POWER
      EACH                 36,070 shares of which 26,518 shares are held
   REPORTING               directly and 9,552 shares are held by trusts of which
  PERSON WITH              Mr. Byers is the trustee. Mr. Byers disclaims
                           beneficial ownership of the shares held by the
                           trusts.
                     ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER                          0
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                             36,070
--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.2%
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 5 of 7 Pages



     ITEM 1(a)       NAME OF ISSUER:

                     Nanogen, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     10398 Pacific Center Court
                     San Diego, CA 92121

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VI Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Byers, a general partner of KPCB VI Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen.

                     KPCB VI Associates is general partner to KPCB VI.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     0006300751

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Rows 5-11 of the cover pages hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Nanogen, Inc.


      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                               Page 6 of 7 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 28, 2001

BROOK H. BYERS                                    KPCB VI ASSOCIATES, L.P., A
                                                  CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry                  Signature: /s/  Brook H. Byers
           -----------------------                           -------------------
           Michael S. Curry                                  Brook H. Byers
           Attorney-in-Fact                                  A General Partner

                                                  KLEINER PERKINS CAUFIELD &
                                                  BYERS VI, L.P., A CALIFORNIA
                                                  LIMITED PARTNERSHIP

                                                  By: KPCB VI Associates, L.P.,
                                                  a California Limited
                                                  Partnership, its General
                                                  Partner


                                                  Signature: /s/  Brook H. Byers
                                                             -------------------
                                                             Brook H. Byers
                                                             A General Partner



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                                                               Page 7 of 7 Pages




                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 28, 2001 containing the information required by Schedule 13G, for the Shares of Nanogen, Inc., held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 28, 2001

BROOK H. BYERS                               KPCB VI ASSOCIATES, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry             Signature: /s/  Brook H. Byers
           -----------------------                      ------------------------
           Michael S. Curry                             Brook H. Byers
           Attorney-in-Fact                             A General Partner

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS VI, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By: KPCB VI Associates, L.P.,
                                             a California Limited
                                             Partnership, its General
                                             Partner

                                             Signature: /s/  Brook H. Byers
                                                        ------------------------
                                                        Brook H. Byers
                                                        A General Partner